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     As filed with the Securities and Exchange Commission on April 11, 2000

                                                     Registration No. 333-96453
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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

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                   POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8
                       TO FORM S-4 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

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                           PARKER-HANNIFIN CORPORATION
             (Exact name of Registrant as specified in its charter)


                  Ohio                                  34-0451060
    (State or other jurisdiction of                  (I.R.S. Employer
     incorporation or organization)               Identification Number)

                             6035 Parkland Boulevard
                              Cleveland, Ohio 44124
                    (Address of Principal Executive Offices)

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        Commercial Intertech Corp. Stock Option and Award Plan of 1989
        Commercial Intertech Corp. Stock Option and Award Plan of 1993 Commercial Intertech Corp. Stock Option and Award Plan of 1995
       ---------------------------------------------------------------
                            (Full title of the Plans)

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                                Thomas A. Piraino, Jr.
                  Vice President, General Counsel and Secretary
                             6035 Parkland Boulevard
                              Cleveland, Ohio 44124
                     (Name and address of agent for service)

                                 (216) 896-3000
          (Telephone number, including area code, of agent for service)

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

                                          CALCULATION OF REGISTRATION FEE


                                                           Proposed Maximum       Proposed Maximum
                                        Amount to be      Offering Price Per     Aggregate Offering        Amount of
Title of Securities to be Registered   Registered(1)            Share                   Price          Registration Fee
Common Stock, par value $0.50 per        318,153                 (2)                     (2)                  (2)
share, and related Common Stock
Purchase Rights

(1) These shares were originally registered on the Registration Statement on Form S-4 to which this Amendment relates.

(2) Not applicable. All filing fees payable in connection with the registration of these securities were paid in connection with the filing of the Registration Statement on Form S-4 on February 9, 2000, to register 8,448,429 shares of Parker-Hannifin Corporation common stock, par value $0.50 per share, issuable to stockholders of Commercial Intertech Corp., including the 318,153 shares which may be issued pursuant to the Plans referred to above. See "Introductory Statement."


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                             INTRODUCTORY STATEMENT

         Parker-Hannifin Corporation hereby amends its Registration Statement on Form S-4 (No. 333-96453) (the "Form S-4") by filing this Post-Effective Amendment No. 1 on Form S-8 (the "Post-Effective Amendment") relating to the sale of up to 318,153 shares of common stock, par value $0.50 per share, of Parker ("Parker Common Stock") issuable upon the exercise of stock options granted under the Commercial Intertech Corp. Stock Option and Award Plan of 1989, the Commercial Intertech Corp. Stock Option and Award Plan of 1993 and the Commercial Intertech Corp. Stock Option and Award Plan of 1995 (the "Plans").

         On April 11, 2000, Commercial Intertech Corp., an Ohio corporation, was merged with and into Parker. As a result of that merger (the "Merger"), each outstanding share (other than shares owned by Parker or Commercial Intertech) of Commercial Intertech capital stock was converted into the right to receive shares of Parker Common Stock, cash or a combination thereof. In addition, each outstanding option issued pursuant to the Plans is no longer exercisable for shares of Commercial Intertech common stock, par value $1.00 per share ("Commercial Intertech Common Stock"), but instead, constitutes an option to acquire, on the same terms and conditions as were applicable under such option immediately prior to consummation of the Merger, that number of shares of Parker Common Stock (rounded to the nearest whole number of shares of Parker Common Stock) equal to the product of (x) the number of shares of Commercial Intertech Common Stock for which such option was theretofore exercisable and (y) 0.4611. The exercise price for each option shall be equal to the exercise price per share for such option immediately prior to the effective time of the Merger divided by 0.4611, rounded up to the nearest whole cent.

         The designation of the Post-Effective Amendment as Registration No. 333-96453 denotes that the Post- Effective Amendment relates only to the shares of Parker Common Stock issuable on the exercise of stock options under the Plans and that this is the first Post-Effective Amendment to the Form S-4 filed with respect to such shares.






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                                    Part II

         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed with the Securities and Exchange Commission (the "Commission") by Parker are hereby incorporated by reference into this Registration Statement:

                  (a) Annual Report on Form 10-K for the fiscal year ended June 30, 1999.

                  (b) Quarterly Reports on Form 10-Q for the quarters ended September 30, 1999 and December 31, 1999.

                  (c) Current Reports on Form 8-K dated January 19, 2000 and February 7, 2000.

                  (d) The description of the Parker Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on September 8, 1967 and all amendments and reports filed for the purpose of updating that description.

         All documents filed subsequent to the date hereof by Parker with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by Parker pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made hereby is in effect prior to the filing with the Commission of Parker's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference herein or be a part hereof from and after the filing of such Annual Report on Form 10-K.


         Any statement contained in an Incorporated Document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.  Description of Securities.

         Not applicable

Item 5.  Interests of Named Experts and Counsel.

         Not applicable

Item 6.  Indemnification of Directors and Officers.

         In general, a director of an Ohio corporation will not be found to have violated his fiduciary duties unless there is proof by clear and convincing evidence that the director (1) has not acted in good faith, (2) has not acted in a manner


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the director reasonably believes to be in or not opposed to the best interests of the corporation or (3) has not acted with the care that an ordinarily prudent person in a like position would use under similar circumstances. Monetary damages for any act taken or omission made as a director are generally awarded only if it is proved by clear and convincing evidence that the director undertook such act or omission either with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.

         Under Ohio law, a corporation must indemnify its directors, officers, employees and agents against expenses reasonably incurred in connection with the successful defense (on the merits or otherwise) of an action, suit or proceeding. A corporation may indemnify such persons in actions, suits and proceedings (including certain derivative suits) if the individual has acted in good faith and in a manner that the individual believes to be in or not opposed to the best interests of the corporation. In the case of a criminal proceeding, the individual must also have no reasonable cause to believe that his or her conduct was unlawful.

         Indemnification may be made only if ordered by a court or if authorized in a specific case upon a determination that the applicable standard of conduct has been met. Such a determination may be made by a majority of the disinterested directors, by independent legal counsel or by the shareholders.

         Under Ohio law, a corporation may pay the expenses of any indemnified individual as they are incurred, in advance of the final disposition of the matter, if the individual provides an undertaking to repay the amount if it is ultimately determined that the individual is not entitled to be indemnified. Ohio law generally requires all expenses, including attorney's fees, incurred by a director in defending any action, suit or proceeding to be paid by the corporation as they are incurred if the director agrees (a) to repay such amounts in the event that it is proved by clear and convincing evidence that the director's action or omission was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation and (b) to reasonably cooperate with the corporation concerning the action, suit or proceeding.

         Parker's regulations require Parker to indemnify, to the full extent permitted by Ohio law, any person made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) because that person is or was a director, officer or employee of Parker or is or was serving, at Parker's request, as a director, officer or employee of another entity.

         Parker has in effect insurance policies for general officers' and directors' liability insurance covering Parker's directors and officers. Parker also has entered into indemnification agreements with its directors and officers that indemnify its directors and officers to the maximum extent permitted by law. The indemnification so granted is not limited to the indemnification specifically authorized by Ohio General Corporation Law.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         See Exhibit Index.

Item 9.  Undertakings.

                  (a) The undersigned Registrant hereby undertakes:

                      (1) To file, during any period in which offers or sales
                  are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                      (2) That, for the purpose of determining any liability
                  under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and


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                      (3) To remove from registration by means of a
                  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Mayfield Heights, Ohio, on the 11th day of April 2000.

                                        PARKER-HANNIFIN CORPORATION
                                        (Registrant)

                                        By: /s/ Thomas A. Piraino, Jr.
                                            -----------------------------------
                                            Thomas A. Piraino, Jr.
                                            Vice President, General Counsel and
                                            Secretary


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

         Officers and Directors of Parker-Hannifin Corporation:

DUANE E. COLLINS, Chairman of the Board, Chief Executive Officer and Director; MICHAEL J. HIEMSTRA, Principal Financial Officer; DANA A. DENNIS, Principal Accounting Officer; DONALD E. WASHKEWICZ, Director; JOHN G. BREEN, Director; PAUL C. ELY, JR., Director; GIULIO MAZZALUPI, Director; KLAUS-PETER MULLER, Director; HECTOR R. ORTINO, Director; ALLAN L. RAYFIELD, Director; WOLFGANG R. SCHMITT, Director; DEBRA L. STARNES, Director; and DENNIS W. SULLIVAN, Director.

         This Registration Statement has been signed on behalf of the above-named directors and officers of the Registrant by Thomas A. Piraino, Jr., Vice President, General Counsel and Secretary of the Registrant, as attorney-in-fact, pursuant to a power of attorney filed with the Securities and Exchange Commission as Exhibit 24 to this Registration Statement.


April 11, 2000                              By: /s/ Thomas A. Piraino, Jr.
                                               ---------------------------
                                                    Thomas A. Piraino, Jr.
                                                    Attorney-in-Fact



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                                  Exhibit Index


Exhibit No.                Description of Document

         4.1 Commercial Intertech Corp. Stock Option and Award Plan of 1989 (previously filed as Exhibit 4.1 to Commercial Intertech's Registration Statement on Form S-8 (No. 33-29980) and incorporated herein by reference).

         4.2 Commercial Intertech Corp. Stock Option and Award Plan of 1993 (previously filed as Exhibit 4.1 to Commercial Intertech's Registration Statement on Form S-8 (No. 33-52443) and incorporated herein by reference).

         4.3 Commercial Intertech Corp. Stock Option and Award Plan of 1995 (previously filed as Exhibit 4.1 to Commercial Intertech's Registration Statement on Form S-8 (No. 33-61453) and incorporated herein by reference).

         4.4 Amended Articles of Incorporation of Parker-Hannifin Corporation (previously filed as Exhibit 3 to Parker's Report on Form 10-Q for the quarter ended September 30, 1997 and incorporated herein by reference).

         4.5 Code of Regulations of Parker-Hannifin Corporation (previously filed as Exhibit 4(b) to Parker's Registration Statement on Form S-8 (No. 33-53193) filed with the SEC on April 21, 1994 and incorporated herein by reference).

         4.6 Rights Agreement, dated January 31, 1997, between Parker and KeyBank National Association ("KeyBank") (previously filed as
                  Exhibit 4.1 to Parker's Report on Form 8-A filed with the SEC on February 4, 1997 and incorporated herein by reference), as amended by the First Addendum to Shareholder Protection Rights Agreement, dated April 21, 1997, between Parker and Wachovia Bank of North Carolina N.A. ("Wachovia"), as successor to KeyBank, and the Second Addendum to Shareholder Protection Rights Agreement, dated June 15, 1999, between Parker and National City Bank, as successor to Wachovia (previously filed as Exhibit 4(a) to Parker's Report on Form 10-K for the fiscal year ended June 30, 1999 and incorporated herein by reference).

         4.7 Agreement and Plan of Merger (previously filed as Annex A to the proxy statement/ prospectus included in Parker's Registration Statement on Form S-4 (File No. 333-96453) filed on February 9, 2000 and incorporated herein by reference).

         5* Opinion of General Counsel of Parker-Hannifin Corporation regarding the legality of the common stock being registered hereby.

         23.1     Consent of PricewaterhouseCoopers LLP.

         23.2*    Consent of General Counsel of Registrant (included in Exhibit
                  5).

         24       Power of Attorney
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* Previously filed.


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